UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2011

PennyMac Mortgage Investment Trust

(Exact Name of Registrant as Specified in Charter)

Maryland	001-34416	27-0186273
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of Principal Executive Offices)	(Zip Code)

(818) 224-7442

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2011, PennyMac Mortgage Investment Trust (“PMT”), through its wholly-owned subsidiary, PennyMac Corp. (“PMC” and, together with PMT, the “Company”), entered into an agreement (the “Letter Agreement”) with Citigroup Global Markets Realty Corp. (“Citi”), pursuant to which the Company agreed to purchase from Citi certain nonperforming residential mortgage loans and residential real property acquired in settlement of loans (collectively, the “Assets”).  The Assets were or are expected to be acquired by Citi from a large money-center bank (the “Initial Seller”).  As part of the Letter Agreement and in connection with the Company’s purchase of the Assets, Citi will assign, and the Company will assume, all of Citi’s rights and obligations under a separate purchase agreement with the Initial Seller.

Under the terms of the Letter Agreement, the Company will purchase the Assets acquired by Citi at a purchase price based, in part, on a percentage of the unpaid principal balance of the mortgage loans or, as applicable, the mortgage loans at the time the real property was acquired in settlement thereof.  The unpaid principal balance of each such Asset is measured as of the cut-off date agreed to with the Initial Seller (the “Cut-off Date”).  Pending purchase by the Company, the Company’s purchase price for each Asset acquired by Citi will be reduced by any collections of principal and interest on such Asset after the closing date agreed to with the Initial Seller (the “Closing Date”) and prior to the related date of purchase by the Company.  The aggregate unpaid principal balance of the Assets as of the Cut-off Date was approximately $82 million.  Of this amount, approximately $49 million in aggregate unpaid principal balance of Assets was acquired by Citi from the Initial Seller prior to the date of the Letter Agreement.  With respect to the remaining Assets of approximately $33 million in aggregate unpaid principal balance, Citi expects to acquire some or all of such remaining Assets on or prior to January 31, 2012.  The Assets acquired by Citi will be serviced by PennyMac Loan Services, LLC (“PLS”) from and after December 28, 2011, or such other date agreed to with the Initial Seller, and interim serviced by the Initial Seller or its designee prior thereto.

On the Company’s purchase date for any Asset acquired by Citi, in addition to the payment of the purchase price, the Company will reimburse Citi for certain out-of-pocket costs and other expenses, including servicing fees and servicing advances, and a cost of carry for such Asset.

Any Asset acquired by Citi that liquidates prior to its purchase by the Company will be settled between the Company and Citi in the month following liquidation, in an amount based on the difference between the liquidation proceeds and the sum of the purchase price and reimbursement amounts that would have applied to such Asset had it been purchased on the liquidation date.

The Letter Agreement requires that the Company purchase the Assets acquired by Citi on or before the date that is 180 days following the latest Closing Date; provided, however, that if on or prior to such date the Company reduces the aggregate purchase price of the Assets acquired by Citi (measured as of the related Cut-off Date) by 12.5% or more through collections of principal and interest, liquidations and purchases of such Assets, the date by which such Assets must be purchased shall be extended until 360 days following such Closing Date.  In the event that the Company fails to purchase any Assets acquired by Citi on or before the 180-day or 360-day period described herein, as applicable, the Letter Agreement provides for a net settlement between the Company and Citi, in an amount based on the difference between the fair market value of such Assets on the date of determination and the sum of the purchase price and reimbursement amounts that would have applied to such Assets had they been purchased on such date.

The Letter Agreement also contains various representations, warranties and covenants, repurchase and indemnity obligations, and other terms and conditions customary for this type of transaction.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

Dated: December 27, 2011	/s/ David A. Spector
David A. Spector
President and Chief Operating Officer